Exhibit 3.4

State Seal	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)	Filed in the office of /s/ Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number
20170058053-11
Filing Date and Time
02/08/2017 9:58 AM
Entity Number
E0461922014-7

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

On The Move Systems Corp.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock.

Series F Preferred Stock:

(a) Designation and Amount. There shall be a series of Preferred Stock designated as Series F Convertible Preferred Stock," and the number of shares constituting such series shall be 1,000...

CONTINUED ON ATTACHED EXHIBIT A

Series G Preferred Stock:

(a) Designation and Amount. There shall be a series of Preferred Stock designated as Series G Preferred Stock," and the number of shares constituting such series shall be 100,000...

CONTINUED ON ATTACHED EXHIBIT B

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/ Robert Wilson
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised 1-5-15

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

SERIES F CONVERTIBLE PREFERRED STOCK

I.    DESIGNATION AND AMOUNT

There shall be a series of preferred stock designated as “Series F Convertible Preferred Stock”, and the number of shares constituting such series shall be 1,000, the face amount per share is $1.00 and the total face amount of all shares is $1.00 (“Face Amount”). Such series is referred to herein as the “Series F Convertible Preferred Stock”.

II.   DIVIDENDS

The holders of the Series F Convertible Preferred Stock shall not be entitled to receive dividends.

III. CONVERSION

(a)  Conversion at the Option of holder.  The holder may, at any time and from time to time convert each of its shares of Series F Convertible Preferred Stock into a number of fully paid and nonassessable shares of common stock determined by multiplying the number of issued and outstanding shares of common stock of the Company on the date of conversion by two and 22 100ths (2.22) and dividing the result by 1,000 (Conversion Price”).

(b)  Mechanics of Conversion.  To convert the Series F Convertible Preferred Stock, a holder shall: (i) email, fax (or otherwise deliver by other means resulting in notice) a copy of a fully executed notice of conversion in the form provided by the Company and (ii) within three (3) business days surrender or cause to be surrendered to the Company the certificates representing the Series F Convertible Preferred Stock being converted (the “Preferred Stock Certificates”) accompanied by duly executed stock powers and the original executed version of a notice of conversion.  The date of the Company’s receipt of the notice of conversion shall be the “Conversion Date”.

(c)  Conversion Disputes.  In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of common stock as are not disputed in accordance with the other provisions of this Article III.  If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm, acceptable to holder, via facsimile within two (2) business days of receipt of the notice of conversion.  The accounting firm shall audit the calculations and notify the Company and the holder of the results no later than two (2) business days from the date it receives the disputed calculations.  The accounting firm’s calculation shall be deemed conclusive, absent manifest error.  The Company shall then issue the appropriate number of shares of common stock in accordance with this Article III.

(d)  Timing of Conversion.  No later than the third business day following the Conversion Date (the “Delivery Period”), provided that the Company has received prior to such date the Preferred Stock Certificates, the Company shall deliver to the holder (or at its direction) (x) that number of shares of common stock issuable upon conversion of the number of Series F Convertible Preferred Stock being converted and (y) a certificate representing the number of Series F Convertible Preferred Stock not being converted, if any.  The person or persons entitled to receive shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date and such shares shall be issued at such time, unless the notice of conversion is revoked as provided in Section III(e).  The Delivery Period shall be extended until the business day following the date of delivery to the Company of the Preferred Stock Certificates to be converted.

(e)  Revocation of notice of conversion.  In addition to any other remedies which may be available to the holder, in the event the Company fails for any reason to effect delivery to the holder of certificates representing the shares of common stock receivable upon conversion of the Series F Convertible Preferred Stock by the business day following the expiration of the Delivery Period, the holder may revoke the notice of conversion by delivering a notice to such effect to the Company.  Upon receipt by the Company of such a revocation notice, the Company shall immediately return the subject Preferred Stock Certificates and other conversion documents, if any, delivered by holder, to the holder, and the Company and the holder shall each be restored to their respective positions held immediately prior to delivery of the notice of conversion.

(f)  Stamp, Documentary and Other Similar Taxes.  The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of common stock pursuant to conversion of the Series F Convertible Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of common stock to any person other than the registered holder of the Series F Convertible Preferred Stock.

(g)  No Fractional Shares.  No fractional shares of common stock are to be issued upon the conversion of Series F Convertible Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Closing Bid Price on the Conversion Date of a share of common stock; provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of common stock shall be rounded up to the next whole number.

(h)  Electronic Transmission.  In lieu of delivering physical certificates representing the common stock issuable upon conversion, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (the “FAST Program”), upon request of a holder who shall have previously instructed such holder’s prime broker to confirm such request to the Company’s transfer agent and upon the holder’s compliance with Section III(b), the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the common stock issuable upon conversion to the holder by crediting the account of holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.  Subject to the foregoing, the Company will use its commercially reasonable efforts to maintain the eligibility of its common stock for the FAST Program.

IV.  RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

Subject to the provisions of this Article IV, the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series F Convertible Preferred Stock a sufficient number of shares of common stock to provide for the conversion of all outstanding Series F Convertible Preferred Stock upon issuance of shares of common stock (the “Reserved Amount”). If the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the “Authorization Trigger Date”) is less than one hundred seventy-five percent (175%) of the number of shares of common stock issuable on such trading days upon conversion of the outstanding Series F Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof) then the Company shall immediately take all necessary action (including stockholder approval to authorize the issuance of additional shares of common stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of common stock issuable upon conversion of the outstanding Series F Convertible Preferred Stock (without giving effect to any limitation on conversion or exercise thereof).

V.   FAILURE TO CONVERT

If, at any time, (x) the Conversion Date has occurred and the Company fails for any reason to deliver, on or prior to the second business day following the expiration of the Delivery Period for such conversion (said period of time being the “Extended Delivery Period”), such number of shares of common stock to which such holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any holder at any time of its intention not to issue shares of common stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount) (each of (x) and (y) being a “Conversion Default”), then the Company shall pay to the affected holder, in the case of a Conversion Default described in clause (x) above, and to all holders, in the case of a Conversion Default described in clause (y) above, an amount equal to

1% of the Face Amount of the Series F Convertible Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Series F Convertible Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day thereafter until the Cure Date.  “Cure Date” means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Series F Convertible Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue common stock in satisfaction of all conversions of Series F Convertible Preferred Stock in accordance with the terms of this Certificate of Designation (provided that the Company thereafter so performs such obligations).  The Company shall promptly provide each holder with notice of the occurrence of a Conversion Default with respect to any of the other holders.

VI.  REDEMPTION.  The Series F Convertible Preferred Stock may not be redeemed.

VII.  RANK

All shares of the Series F Convertible Preferred Stock shall rank (i) prior to the common stock; (ii) prior to any class or series of capital stock of the Company now outstanding or hereafter created (unless, with the consent of a majority of the holders obtained in accordance with Article IX hereof, such hereafter created class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series F Convertible Preferred Stock) (collectively, with the common stock, “Junior Securities”); and (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series F Convertible Preferred Stock (the “pari passu Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of a majority of the holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series F Convertible Preferred Stock (the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.  The Liquidation Preference with respect to any pari passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

VIII.  VOTING RIGHTS.  No holder of the Series F Convertible Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Company for their vote, waiver, release or other action, except as may be otherwise expressly required by law and, in addition, the vote of a majority of the Series F holders shall be required for the following: (a) altering or changing the rights, preferences, or privileges of any class of shares; (b) issuing any shares of any class of the Company’s stock; and (c) increasing the number of authorized shares of any class of the Company’s stock.

IX.  PROTECTION PROVISIONS So long as any Series F Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority of the holders: (a) alter or change the rights, preferences or privileges of the Series F Convertible Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series F Convertible Preferred Stock; (c) create any Senior Securities; (d) create any pari passu Securities; (e) increase the authorized number of shares of Series F Convertible Preferred Stock; (f) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Series F Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

X.  MISCELLANEOUS

A.  Lost or Stolen Certificates.  Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series F Convertible Preferred Stock Certificate(s), the Company shall execute and deliver new Series F Convertible Preferred Stock Certificate(s) of like tenor and date.  However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series F Convertible Preferred Stock.

B.  Statements of Available Shares.  Upon request, the Company shall deliver to the holder a written report notifying the holder of any occurrence which prohibits the Company from issuing common stock upon any such conversion.  The report shall also specify (i) the total number of shares of common stock which are reserved for issuance upon conversion of the Series F Convertible Preferred Stock as of the date of the request, and (ii) the total number of shares of common stock which may thereafter be issued by the Company upon conversion of the Series F Convertible Preferred Stock before the Company would exceed the Reserved Amount.  The Company shall, within five (5) days after delivery to the Company of a written request by any holder, provide all of the information enumerated in clauses (i) – (2) of this Section X(B) and, at the request of a holder, make public disclosure thereof.

EXHIBIT B

TO

CERTIFICATE OF DESIGNATION

SERIES G PREFERRED STOCK

(a)  Designation and Amount.  There shall be a series of Preferred Stock designated as “Series G Preferred Stock,” and the number of shares constituting such series shall be 100,000, par value $.001.  Such series is referred to herein as the “Series G Preferred Stock”.

(b)  Stated Capital.  The amount to be represented in stated capital at all times for each share of Series G Preferred Stock shall be $.001.

(c)  Rank.  All shares of Series G Preferred Stock all rank prior to all of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), now or hereafter issued, as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary.  All shares of Series G Preferred Stock will rank subordinate and junior to all shares of Series F Preferred Stock and pari passu with any of the Corporation’s preferred stock hereafter issued as to distributions of assets upon dissolution or winding up of the Corporation, whether voluntary or involuntary.

(d)  Dividends.  The holders of the Preferred Stock shall not be entitled to receive dividends.

(e)  Voting Rights.  No holder of the Series G Preferred Stock shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

(f)  Prior Notice of Certain Events.  In case:

(1)  The Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or nonrecurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock;

(2)  the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in subsection (3) of this subsection (f);

(3)  of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

(4)  of the voluntary or involuntary dissolution or winding up of the Corporation; then the Corporation shall cause to be filed with the transfer agent for the Series G Preferred Stock, and shall cause to be mailed to the holders of record of the Series G Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

(g)  Optional Redemption by the Corporation.

(a) At any time, the Corporation may, at its option, redeem for cash out of funds legally available therefor, any or all of the outstanding Preferred Stock (“Optional Redemption”) at $1,000 per share.

(b) The Corporation shall provide each holder of Preferred Stock with at least 30 days’ notice of any proposed optional redemption pursuant this Section (g) (an “Optional Redemption Notice”).  Any optional redemption pursuant to this Section (g) shall be made ratably among holders in proportion to the Liquidation Value of Preferred Stock then outstanding and held by such holders.  The Optional Redemption Notice shall state the Liquidation Value of Preferred Stock to be redeemed and the date on which the Optional Redemption is to occur (which shall not be less than thirty (30) or more than sixty (60) Business Days after the date of delivery of the Optional Redemption Notice) and shall be delivered by the Corporation to the holders at the address of such holder appearing on the register of the Corporation for the Preferred Stock.  Within seven (7) business days after the date of delivery of the Optional Redemption Notice, each holder shall provide the Corporation with instructions as to the account to which payments associated with such Optional Redemption should be deposited.  On the date of the Optional Redemption, provided for in the relevant Optional Redemption Notice, (x) the Corporation will deliver the redemption amount via wire transfer to the account designated by the holders, and (y) the holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed.  Upon the occurrence of the wire transfer (or, in the absence of a holder designating an account to which funds should be transferred, delivery of a certified or bank cashier’s check in the amount due such holder in connection with such Optional Redemption to the address of such holder appearing on the register of the Corporation for the Preferred Stock), that number of shares of Preferred Stock redeemed pursuant to such Optional Redemption as represented by the previously issued certificates will be deemed no longer outstanding.  Notwithstanding anything to the contrary in this Designation, each holder may continue to convert Preferred Stock in accordance with the terms hereof until the date such Preferred Stock is actually redeemed pursuant to an Optional Redemption.

(h)  Securities Not Registered.  The shares of Series G Preferred Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.  Therefore, each certificate for shares of Series G Preferred Stock and each preferred stock certificate issued upon the transfer of any such shares of Series G Preferred Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

(i)  Preemptive Rights.  The Series G Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(j)  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

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